Exhibit 10.2

SECOND AMENDED AND RESTATED MANAGEMENT SERVICE AGREEMENT

This Second Amended and Restated Management Service Agreement (this “Agreement”) is entered into as of the 31st day of July 2016

BETWEEN:

Xcelmobility Inc., a corporation incorporated under the laws of Nevada, USA, and having an executive office at 2225 East Bayshore Road, Suite 200, Palo Alto, CA 94303 (the “Company”).

AND:

Xili Wang, Businesswoman of 3F, West Block, M-8, Maqueling Industrial Park, Nanshan District, Shenzhen, China 518057 (the “Executive”).

WHEREAS:

A. The Company and Executive previously entered into a Management Service Agreement, dated as of August 1, 2011, and amended and restated such Management Service Agreement on August 28, 2014 (as amended and restated, the “Original Agreement”); and

B. The Company and Executive wish to amend and restate certain provisions of the Original Agreement to reflect the parties’ mutual agreement and to provide for the settlement of certain disputes pursuant to the terms set forth on that certain Settlement Agreement and Mutual Release dated the as of the date hereof, and which is attached hereto as Exhibit A (the “Settlement Agreement”).

NOW THEREFORE in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	MANAGEMENT SERVICES

1.1. Executive represents and warrants to the Company that Executive has the required skills and experience to perform the duties and exercise the responsibilities required of Executive in the position of Chief Financial Officer (“CFO”).

1.2. Executive and the Company agree to comply with and to be bound by the terms and conditions of this Agreement.

1.3. During the term of employment, Executive shall well and faithfully serve and devote herself exclusively to the Company.

1.4. In carrying out these duties and responsibilities, Executive undertakes to comply with all lawful instructions and directions, which she may receive from the Company. The duties and responsibilities to be carried out by Executive will be commensurate with the duties of a CFO. Executive shall report to the Board of Directors of the Company (the “Board”) as a whole as requested.

1.5. Executive agrees and understands that the effective performance of Executive’s duties requires the highest level of integrity and the Company’s complete confidence in Executive’s relationship with other employees of the Company and with all persons dealt with by Executive in the course of her employment. Executive is required to ensure that she conducts herself in a professional, business-like manner at all times.

1.6. Executive acknowledges and agrees to familiarize herself with and to comply with all of the Company’s policies, practices and procedures as adopted from time to time.

1.7. Executive shall be subject to an annual performance review.

2.	DUTIES

2.1. Job descriptions specific to the position will be developed by the Compensation Committee of the Board, but in general terms, Executive shall be responsible for the following:

(a)	Oversees the operations of organization and manages its compliance with legal and regulatory requirements;

(b)	Creates and maintains procedures for implementing plans approved by the Board;

(c)	Promotes a culture that reflects the organization’s values, encourages good performance, and rewards productivity;

(d)	Hires, manages, and fires the human resources of the organization according to authorized personnel policies and procedures that fully conform to current laws and regulations;

(e)	Ensures that the staff and the Board have sufficient and up-to-date information;

(f)	Evaluates the organization’s and the staff’s performance on a regular basis;

(g)	Oversees staff in developing annual budgets that support operating plans and submits budgets for Board approval;

(h)	Prudently manages the organization’s resources within budget guidelines according to current laws and regulations;

(i)	Ensures that staff practices all appropriate accounting procedures in compliance with Generally Accepted Accounting Principles (GAAP);

(j)	Provides prompt, thorough, and accurate information to keep the Board appropriately informed of the organization’s financial position;

(k)	Develops fund raising strategies with the board and supports the board in fund raising activities;

(l)	Oversees staff in the development and implementation of fund raising plans that support strategies adopted by the Development Committee;

(m)	Serves as a primary person in donor relationships and the person to make one-on-one fund raising solicitations;

(n)	Oversees staff in the timely submission grant applications and progress reports for funders;

(o)	Oversees design, delivery, and quality of programs and services;

(p)	Stays abreast of current trends related to the organization’s products and services and anticipates future trends likely to have an impact on its work;

(q)	Collects and analyzes evaluation information that measures the success of the organization’s program efforts; refines or changes programs in response to that information;

(r)	Supports operations and administration of the Board by advising and informing board members and interfacing between board and staff; and

(s)	Advises the board in the development of policies and planning recommendations.

3.	DURATION OF AGREEMENT

3.1. The term of appointment and engagement of Executive shall commence on January 1, 2015, and shall continue through August 31, 2016, inclusive.

4.	REMUNERATION

4.1. Salary. In consideration of Executive’s undertaking and performance of the obligations contained in this Agreement, the Company will compensate Executive for her services as follows:

(a)	Beginning on January 1, 2015 and continuing through August 31, 2016, the Company shall pay Executive a base salary of $20,000 per year, which shall be paid to Executive in bi-monthly installments; and

(b)	On or before July 31, 2016, the Company shall pay to the Executive the Settlement Amount, as defined in and pursuant to the terms of the Settlement Agreement.

4.2. Expenses. The Company will reimburse or pay for all reasonable business expenses incurred by Executive in the execution of her duties. This includes the expenses for airfare, accommodation and other business related expenses.

5.	TERMINATION

5.1 This Agreement may be terminated by the Company as follows:

(a)	In the absence of just cause by the Company, Executive will receive payments in lieu of notice, based upon the length of services Executive has provided the Company:

Service Period	Notice
Less than thirty six (36) months of service	Eighteen (18) months’ notice
More than thirty-six (36) months of service	Thirty (30) months’ notice

(b)	Where the Company elects to give Executive notice of termination of this Agreement, in the absence of just cause, Executive may choose to receive payments due in either a lump sum, on a continuance basis or a combination of both.

(c)	During the period of notice, Executive will not be required to perform the responsibilities of her position and will return to the Company all property in possession that belongs to the Company.

(d)	Where there is just cause for termination of the engagement or if Executive is in material breach of her obligations under this Agreement, Executive will not be entitled to notice, bonus payments or payment in lieu of notice of the termination of this Agreement. The engagement of Executive shall cease upon receipt of notice that her services are being terminated for just cause. For the purposes of this Agreement, “just cause” will be defined by the common law.

5.2 If a Change in Control is consummated during the term of this Agreement and within eighteen months immediately following such Change in Control, Executive is terminated without cause, then Executive shall be entitled to:

(a)	A lump sum payment equal to eighteen (18) months of base salary, which such sum shall be paid upon Executive’ termination date;

(b)	A bonus of $58,000; and

(c)	The vesting schedule of each outstanding option held by Executive to purchase shares of common stock of the Company held by Executive shall be fully accelerated so that the option shall become exercisable for an additional number of shares equal to 100% of the shares of common stock subject to the option which are unvested immediately prior to such Change in Control; and the vesting schedule of each outstanding restricted stock award held by Executive shall be accelerated so that 100% of the number of unvested shares subject to such restricted stock award shall vest in full.

“Change in Control” shall mean the consummation of any of the following transactions effecting a change in ownership or control of the Company:

(a)	a merger, consolidation or reorganization, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;

(b)	any transfer, sale or other disposition of all or substantially all of the Company’s assets; or

(c)	the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s beneficial holders.

5.3 This Agreement may be terminated by Executive with two (2) months’ written notice to the Company. The Company may waive this notice requirement by written notice.

6.	CONFIDENTIAL INFORMATION AND PROPERTY

6.1 Executive acknowledges that as the Chairman of the Board and in any other position the Executive may hold, a relationship of confidence, trust and fiduciary obligation is created between Executive and the Company, and Executive will acquire information about certain matters and things which are confidential to the Company, and which information is the exclusive property of the Company including:

(a)	financial statements, financial books and records, reserve reports and estimates and other related information;

(b)	information concerning products, pricing, sales and marketing policies, techniques and concepts, including costing information, in respect of products and services provided or to be provided by Executive;

(c)	lists of present and prospective clients and related information, including names and addresses, borrowing habits and preferences of present and prospective clients of the Company;

(d)	purchasing information, including the names and addresses of present and prospective suppliers of the Company and prices charged by such suppliers;

(e)	computer systems, computer programs, data, software, system documentation, designs, manuals, databases;

(f)	trade secrets; and

(g)	any other materials or information related to the personnel, business operations, financing or activities of the Company which are not generally known to others engaged in similar businesses or activities, (collectively, “Confidential Information”)

6.2 Executive acknowledges and agrees that the Confidential Information could be used to the detriment of the Company. Accordingly, Executive agrees and undertakes not to disclose Confidential Information to any third party either during the term of her engagement except as may be necessary in the proper discharge of her employment, or after the term of her engagement, however caused, except with the written permission of the Company.

6.3 Executive understands and agrees that all items of any and every nature or kind created by Executive pursuant to Executive’s employment under this Agreement or furnished by the Company to Executive, and all equipment, automobiles, credit cards, books, records, reports, files, manuals and any other documents and confidential information shall remain and be considered the exclusive property of the Company at all times, and shall be returned and shall be returned to the Company in good condition promptly on the termination of this Agreement, for any reason.

7.	NON-COMPETITION

7.1 Executive also acknowledges that, by reason of her employment, Executive will continue to receive the value and advantage of special training, skills and expert knowledge and experience of and contacts with customers of the Company and other employees of the Company who are engaged in the business of the Company.

7.2 Executive further acknowledges that, in the course of employment, Executive will be assigned duties that will give him knowledge of confidential and proprietary information which relates to the conduct and details of the Company’s business and which will result in irreparable harm or injury to the Company which could not be adequately compensated by monetary damages if Executive should enter into the employment of a business which is the same as, or competitive with, the business of the Company, or should Executive enter into the business of the Company.

7.3 Executive shall not commence, engage in, or participate in any business competitive with the business of the Company either directly or indirectly, either as individual or as a partner or joint venturer or as an employee, principal, consultant, agent, shareholder, officer, director or representative for any person, association, organization, or in any manner for a period of six months following the termination of her employment with the Company for any reason.

7.4 Executive acknowledges and agrees that without prejudice to any and all other rights of the Company, in the event of her violation of any of the covenants contained in Sections 6 and 7, an injunction or other like remedy, including an interim injunction, will be a reasonable and effective remedy to protect the Company’s rights and property.

8.	SUCCESSORS AND PERSONAL REPRESENTATIVES

8.1 This Agreement shall enure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, successors, assigns and heirs of the parties hereto.

9.	NOTICE

9.1 Any notice or other communication required or contemplated under this Agreement to be given by one party to the other shall be delivered or mailed by prepared registered post to the party to receive same at the undernoted address, namely:

(a)	To the Company:

Xcelmobility Inc. - 2225 East Bayshore Road, Suite 200, Palo Alto, CA 94303.

(b)	To Executive:

Xili Wang – Businesswoman of 3F, West Block, M-8, Maqueling Industrial Park, Nanshan District, Shenzhen, China 518057

Any notice delivered shall be delivered personally to Executive and shall be deemed to have been given and received on the business day next following the date of delivery. Any notice mailed as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is posted, provided that if between the time of mailing and actual receipt of the notice there shall be a mail strike, slowdown or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

10.	MODIFICATION/AMENDMENT

10.1 No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.	ENTIRE AGREEMENT

11.1 No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement.

12.	GOVERNING LAW

12.1 The validity, interpretation, construction and performance of this Agreement shall be governed in accordance with the laws of the State of Nevada.

13.	VALIDITY

13.1 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.	INDEMNIFICATION

14.1 Executive agrees to indemnify the Company against any claims made for the collection, withholding and payment of any personal taxes associated with the work performed by Executive for the Company by any jurisdiction that makes a claim against Executive or the Company. Furthermore, Executive agrees that if necessary, she will sign additional documents that indemnify the Company against claims for taxes owed in relation to payments made to Executive based on this Agreement.

15.	SIGNATURES IN COUNTERPARTS

15.1 This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties hereto confirm that any facsimile, scanned or emailed copy of another party’s executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

[Signatures follow on a separate page.]

IN WITNESS WHEREOF, the parties hereto have executed these presents the day and year first above written.

XCELMOBILITY INC.

was hereunto affixed in the presence of:

By:
Authorized Signatory

SIGNED, SEALED AND DELIVERED by
XILI WANG in the presence of:

Signature

Address	XILI WANG

EXHIBIT A

Settlement Agreement and Mutual Release